Exhibit 4.23

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel:  020-7774-1000 |
Telex:  887902 | Cable:  GOLDSACHS LONDON | Registered in England No. 2263951 | Registered
Office as Above | Authorised and Regulated by the Financial Services Authority

To:	Arcos Dorados B.V. Barbara Strozzilaan 101 The Netherlands Amsterdam, Netherlands
From:	Goldman Sachs International
Re:	Amendment No. 7 to Share Swap Transaction
Ref. No:	SDB4174646513
Date:	April 20, 2015

Reference is made to the Share Swap Transaction Confirmation dated as of August 13, 2012, among Goldman Sachs International (“Dealer”), Arcos Dorados B.V., a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the laws of the Netherlands and having its corporate seat in Amsterdam, the Netherlands (“Counterparty”), and Arcos Dorados Holdings Inc. (“Holdings”), as amended by the Amendment to Share Swap Transaction dated as of October 22, 2012, Amendment No. 2 to Share Swap Transaction dated as of November 28, 2012, Amendment No. 3 to Share Swap Transaction dated as of April 4, 2013, Amendment No. 4 to Share Swap Transaction dated as of August 15, 2013, Amendment No. 5 to Share Swap Transaction dated as of September 12, 2014 and Amendment No. 6 to the Share Swap Transaction dated as of September 23, 2014 (such amendments, collectively, the “Amendments”), in each case, among Dealer, Counterparty and Holdings (as so amended, the “Confirmation”). Reference is also made to the Letter Agreement dated as of September 19, 2014, among Dealer and Counterparty incorporating the Form CSA (the “Letter Agreement”).  The purpose of this letter agreement (this “Amendment Agreement”) is to amend certain terms set forth in the Confirmation and the Letter Agreement as described below. All capitalized terms used, but not defined herein, shall have the meanings assigned thereto in the Confirmation or the Letter Agreement, as applicable. Except as expressly modified herein, the Confirmation and the Letter Agreement shall remain in full force and effect. Notwithstanding anything in the Confirmation or the Letter Agreement to the contrary, each of Dealer, Holdings and Counterparty hereby agrees as follows:

1.             Amendments.

(a)           Amendments to the Confirmation.  The following amendments to the Confirmation shall be deemed to be effective as of the date of this Amendment Agreement:

(i)           The third paragraph in the provision opposite the caption “Additional Termination Event(s)” in Section 2 of the Confirmation is hereby amended by deleting the words “55% of the Initial Price” and replacing them with:

“the Multi-Day Price Trigger applicable to the last such Exchange Business Day”

(ii)           The following new paragraph and table are hereby added to the end of the provision opposite the caption “Additional Termination Event(s)” in Section 2 of the Confirmation:

“The “Multi-Day Price Trigger” means, for any Exchange Business Day, the price in column (II) immediately below corresponding to the range in column (I) immediately below that includes the Highest Reference Price applicable to such Exchange Business Day. “Highest Reference Price” means, for any Exchange Business Day, the highest price per Share reported for any sale on the Exchange on any Exchange Business Day from, and including, the date of this Amendment Agreement to, and including, such Exchange Business Day.

(I) Highest Reference Price range	(II) Multi-Day Price Trigger
USD0.01 to USD 5.49	USD4.00
USD5.50 to USD 5.99	USD4.50
USD6.00 to USD 6.99	USD5.00
USD7.00 to USD 7.99	USD5.50
USD8.00 to USD 9.99	USD6.00
USD10.00 and above	USD7.00

(b)          Amendments to the Letter Agreement. The following amendment to the Letter Agreement shall be deemed to be effective as of the date of this Amendment Agreement:

(i)           The “Threshold” with respect to Counterparty of “USD3,000,000.00” is hereby deleted and replaced with “USD0”.

(c)          Counterparty Guaranty.

(i)           Counterparty shall deliver to Dealer on or before April 30, 2015 a counterparty guaranty (the “Counterparty Guaranty”), to be dated as of a date no later than April 30, 2015, by each of the subsidiary guarantors set forth in Annex B to the Confirmation in favor of Dealer as beneficiary thereof and substantially in the form of Annex B to the Confirmation; provided that the Counterparty Guaranty shall reference the obligations and liabilities of Counterparty under the Confirmation as amended by each of the Amendments; provided, further, that Counterparty shall use its commercially reasonable best efforts to ensure that the Counterparty Guaranty becomes enforceable in accordance with its terms against each of the subsidiary guarantors set forth in Annex B to the Confirmation in each of their respective jurisdictions to the satisfaction of Dealer as promptly as possible.  The parties hereto agree and acknowledge that the failure by Counterparty to so deliver the Counterparty Guaranty shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

(d)          Conditions to Effectiveness.  As conditions to the effectiveness of this Amendment Agreement:

(i)           The Company shall provide to Dealer all the information requested by Dealer in connection with its due diligence investigation of the Company’s business, results of operations and financial condition, including, without limitation (A) an update on the evolution of its business and its results since the most recent filing of the Company’s Form 20-F, (B) the updated views of the Company’s senior management on trends and estimates that affect relevant business drivers, and (C) any other relevant information deemed relevant to analyze the credit of the Company, including but not limited to information regarding off-balance sheet obligations, legal claims, or changes in corporate governance, all such information to Dealer’s sole satisfaction.

(e)          Additional Termination Events.  An Additional Termination Event (with the Transaction being the sole Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to have occurred if:

(i)           the Counterparty Guaranty does not become effective and enforceable in accordance with its terms against each of the subsidiary guarantors set forth in Annex B to the Confirmation in each of their respective jurisdictions, to the satisfaction of Dealer, on or before May 15, 2015.

(f)           Waiver of Existing Additional Termination Events.  Dealer hereby waives the occurrence qf any Additional Termination Event arising under the Confirmation and the Agreement resulting from the occurrence of any Price Trigger Event (as defined prior to giving effect to this Amendment Agreement) prior to the date of this Amendment Agreement. Dealer and Counterparty agree that no action will be taken by Dealer as a result of the occurrence of any such Price Trigger Event.

2.           Representations and Warranties.  Each party hereto represents to the other parties hereto, as of the date hereof, as to the matters set forth in Section 3(a) of the Agreement; provided that references in such Section to the Agreement shall be to this Amendment Agreement and the Letter Agreement.  Counterparty hereby repeats, as of the date of this Amendment Agreement, all the representations, warranties and acknowledgments contained in Sections 3 and 4 of the Confirmation (other than Sections 4(d), 4(l) and 4(m) of the Confirmation), as if such representations, warranties and acknowledgments were made with respect to the Letter Agreement and the Confirmation and the Transaction as amended by this Amendment Agreement and the Amendments.  Counterparty hereby represents and warrants to Dealer that, as of the date hereof, the copies of resolutions provided by Counterparty and Holdings, as adopted by their respective boards of directors and, in the case of Counterparty, its sole shareholder, to Dealer on the Trade Date authorize the Letter Agreement and the Transaction as amended by this Amendment Agreement and the Amendments, and such resolutions have been duly adopted and remain in effect on the date hereof.

3.           Governing Law and Jurisdiction.  This Amendment Agreement and all matters and all non-contractual obligations arising out of in connection with the Amendment Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine other than Title 14 of Article 5 of the General Obligations Law of New York). This Amendment Agreement is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement; provided that in the first line of Section 13(b) the following shall be inserted after the word, “Agreement”, “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement”.

5.           Counterparts.  This Amendment Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Amendment Agreement by signing and delivering one or more counterparts.

[Signature page follows.]

Counterparty and Holdings hereby agree (i) to check this Amendment Agreement carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the Amendment Agreement, by manually signing this Amendment Agreement or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Celine Assouline
Authorized Signatory

Celine Assouline
Managing Director
Agreed and Accepted By:

ARCOS DORADOS B.V.

By:	/s/ Mariano Tannenbaum
	Name:	Mariano Tannenbaum
	Title:	Attorney-in-fact

ARCOS DORADOS HOLDINGS INC.

By:	/s/ German Lemonnier
	Name:	German Lemonnier
	Title:	Attorney-in-fact

Signature Page to Share Swap Transaction Confirmation Amendment No. 7